                           TOMORROW'S MORNING, INC.
                       (A Development Stage Enterprise)

                       COMPUTATION OF EARNINGS PER SHARE


                                                              Three Months Ended     Nine Months Ended
                                                                March 31, 1997         March 31, 1997
                                                                --------------         -------------
Net Loss...................................................     $    (655,026)         $ (1,301,015)

Basis for computation of primary earnings per common and common equivalent share:

     Weighted average number of shares
     outstanding during period.............................         1,064,372             1,064,372
     Weighted average (incremental) common
     share equivalent after considering the effects
     of options and warrants issued during the
     periods ended March 31, 1996 and after
     assumed repurchase of treasury shares as
     required by Securities Exchange Commission
     Staff Accounting Bulletin No. 83......................           192,695               192,695
                                                                      -------               -------

     Total weighted average number of shares...............         1,257,067             1,257,067
                                                                    =========             =========

     Loss per share........................................     $       (0.52)         $      (1.03)
                                                                    =========             =========
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                                  EXHIBIT 11

                                    Page 16